UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 26, 2012

FIRST PACTRUST BANCORP, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-35522	04-3639825
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

18500 Von Karman Avenue, Suite 1100, Irvine, California	92612
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 236-5211

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 26, 2012, First PacTrust Bancorp, Inc. (the “Company”) and Pacific Trust Bank, a wholly owned subsidiary of the Company (the “Bank”), entered into a consulting agreement (the “Agreement”) with Marangal I. Domingo, who recently resigned as Executive Vice President and Chief Financial Officer of the Company and the Bank, as reported in a Current Report on Form 8-K filed by the Company on November 9, 2012.  Under the Agreement, Mr. Domingo will provide consulting services for up to 20 hours per month for a six-month term beginning on January 1, 2013 and ending on June 30, 2013 in order to assist the Company and the Bank in connection with the transition to his successors of the roles and responsibilities he previously held with the Company and the Bank.  Mr. Domingo will be paid a fixed fee of $12,500 per month, up to a maximum of $75,000 during the term of the Agreement. The Agreement also contains an acknowledgement of the payment to Mr. Domingo of $40,625, which represents the pro-rated amount of base salary to which Mr. Domingo was entitled under his employment agreement as a result of the waiver by the Company and the Bank of the 45-day prior notice requirement for Mr. Domingo’s voluntary termination of employment. In addition, the Agreement includes a general release of all claims against the Company and the Bank and their affiliates by Mr. Domingo and a mutual non-disparagement provision.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

See Exhibit Index.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST PACTRUST BANCORP, INC.

Date: December 28, 2012	By: /s/ Richard Herrin
Richard Herrin Executive Vice President, Chief Administrative Officer and Corporate Secretary

Exhibit Index

Exhibit Number	Description
10.1	Consulting Agreement, dated December 26, 2012, between and among Marangal Domingo and First PacTrust Bancorp, Inc. and Pacific Trust Bank